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Exhibit 10.16

SIRTRIS PHARMACEUTICALS, INC.

April 15, 2005

David Sinclair
Harvard Medical School
Department of Pathology
NRB, 9th Floor
77 Avenue Louis Pasteur
Boston, MA 02115

Dear David:

        Thank you for agreeing to become a consultant to Sirtris Pharmaceuticals, Inc. (the "Company"). This letter is to confirm our understanding with respect to the services the Company will ask of you, the compensation you will receive in return and certain related matters. We have agreed as follows.

        1.    Services.    You agree to serve as a consultant to the Company under the terms of this Agreement. You will report directly to the Chief Executive Officer of the Company and perform such tasks as the Chief Executive Officer may request (the "Services"). It is anticipated that the Services will include presenting data to SAB and BOD, fundraising, grant writing, assisting the SVP Research and Director of Biology in the design of experiments and clinical trials, evaluation and recruitment of employees, business development, strategic planning, providing specific advice and intellectual property unless it is confidential or conflicts with the policy of Harvard Medical School regarding information dissemination. You agree to make yourself available to render the Services on an on-call basis, as requested by the Company at such times and locations as may be mutually agreed subject to the other terms of this Agreement. You will use commercially reasonable efforts in rendering services to and promoting the best interests of the Company. It is understood that pursuant to your commitments to Harvard, your activities with the Company cannot exceed 20% of your total working time.

        2.    Approvals.    You represent that you have received the requisite approvals that will allow you to perform the Services contemplated by this Agreement.

        3.    Term.    The term of this Agreement shall commence as of March 1, 2005 and shall continue until February 28, 2006. The term of this Agreement may be extended by mutual agreement between you and the Company. You may terminate this Agreement at any time, with or without cause, on 60 days prior notice to the Company. The Company may terminate this Agreement at any time, with or without cause, upon 60 days written notice to the Consultant.

        4.    Expenses.    We will reimburse you for reasonable and necessary expenses which are incurred in connection with your performance of the Services hereunder and with respect to which you promptly provide to us a detailed expense account and receipts, provided that any expenses (other than travel expenses incurred in connection with attendance at a meeting of the Scientific Advisory Board) in excess of $500 per month have been approved by the Company in advance and in writing.

        5.    Compensation.    As compensation for you providing the Services to the Company, you will be paid one hundred and fifty thousand dollars ($150,000) per annum, payable in twelve equal monthly installments in arrears by the last day of each month.

        6.    Confidentiality, Etc.    As a condition of your engagement as a consultant by the Company, you will execute the Company's Consultant Non-Solicitation, Non-Disclosure and Proprietary Information Assignment Agreement in the form attached to this Agreement as Exhibit A (the "Non-Disclosure Agreement").

        7.    Independent Contractor.    It is agreed that you will perform your Services to the Company as an independent contractor and that nothing in this agreement shall in any way be construed to give rise to an employment relationship between you and the Company. You will not be eligible for any employee benefits.

        8.    Representations; Consent.    You represent and warrant that you have no commitments or obligations inconsistent with this Agreement or the Non-Disclosure Agreement or that would in any way restrict your activities as a consultant to the Company. You consent to being named as a consultant to the Company in press releases, offering documents, reports or other documents in printed or electronic form, and any documents filed with the Securities and Exchange Commission.

        9.    Miscellaneous.    This agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior or current understandings and agreements, whether written or oral, with respect to such subject matter. The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of any other term or provision hereof. You may not assign your rights or delegate your responsibilities under this agreement without our prior written consent. The provision of the Non-Disclosure Agreement. This agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws principles) of the Commonwealth of Massachusetts. The parties agree that any disputes between the parties shall be resolved pursuant to final and binding arbitration before a single arbitrator selected from and administered by the American Arbitration Association in accordance with its then existing arbitration rules or procedures regarding business disputes.

        Again, thank you for agreeing to become a consultant to the Company. We look forward to working with you and believe that your service will be significant to the long-term success and viability of the Company. If this letter accurately sets forth our agreement, please so indicate by signing below on both copies of this letter and returning both to us. We will forward to you a fully executed agreement for your files.

Very truly yours,
SIRTRIS PHARMACEUTICALS, INC.
By:	/s/ CHRISTOPH WESTPHAL
Name:	Christoph Westphal
Title:	President and Chief Executive Officer
Date:	4/15/05
Agreed and Accepted
/s/ DAVID SINCLAIR
Name:	David Sinclair
Date:	4/15/05

Sirtris Pharmaceuticals, Inc.
790 Memorial Drive, Suite 104
Cambridge, MA 02139

        March 5, 2006

David A. Sinclair
8 Preston Road
West Roxbury, MA 02132

  Re:
  Relationship with Sirtris Pharmaceuticals, Inc.

Dear David:

        This amends the consulting agreement between you and Sirtris dated April 15, 2005. The Term of the agreement is hereby amended to extend until Feb 28, 2007.

        This amendment will be effective as of March 1, 2006. Except as described in this amendment, the letter agreement will continue in accordance with its original terms.

        If this is your understanding, please sign this letter in duplicate in the space provided below and return an executed copy to me. The other copy if for your records.

Very truly yours,
/s/ CHRISTOPH WESTPHAL Christoph Westphal, M.D., Ph.D. Vice Chair and CEO

Acknowledged and Agreed

/s/ DAVID A. SINCLAIR David A. Sinclair

February 26, 2007

David A. Sinclair
8 Preston Road
West Roxbury, MA 02132

Re:
Relationship with Sirtris Pharmaceuticals, Inc.

Dear David:

        This letter amends the consulting agreement between you and Sirtris Pharmaceuticals, Inc. dated April 5, 2005 and the letter agreement amendment to that agreement dated March 5, 2006 as follows:

  •
  The term of the agreement is hereby amended to extend to February 29, 2008

        Except for the change in duration of the agreement all other terms of the consulting agreement and the amendment thereto remain unchanged.

Sincerely,
/s/ CHRISTOPH WESTPHAL Christoph Westphal Vice Chairman and Chief Executive Officer
Acknowledged and agreed:
/s/ DAVID A. SINCLAIR David A. Sinclair

Sirtris Pharmaceuticals, Inc.
790 Memorial Drive, Suite 104
Cambridge, MA 02139

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  Exhibit 10.16